Exhibit 10.26

September 6, 2006

Mr. John Scully

169 Fellswood Drive

Moorestown, NJ 08057

Dear John:

I am pleased to announce that in conjunction with the acquisition of Eastern Research, Inc. by Sycamore Networks, Inc., you will be an employee of Sycamore Networks in the position of Vice President Worldwide Sales and Support, provided that you accept this offer of employment, which is subject to the conditions outlined below. Upon the close of the acquisition, you will be reporting to Dan Smith at an annualized base salary of $230,000, paid bi-weekly at $8,846.15. You will also be eligible to potentially earn up to $245,000 in variable compensation for fiscal 2007, which will be calculated in accordance with your compensation plan and paid to you quarterly. The plan has been provided to you.

In addition, subject to the necessary action by the Compensation Committee of the Company’s Board of Directors, Sycamore Networks expects to offer you an option to purchase 500,000 shares of its common stock at the fair market value on the day that your stock option grant is authorized pursuant to the terms and conditions of the 1999 Stock Incentive Plan, as amended.

I am also pleased to inform you that management has recommended to the Sycamore Board of Directors that you be elected as a Section 16 officer and as an “executive” officer of the Company, which recommendation will be addressed at the next Board meeting. Following such election, you will be briefed on the disclosure and reporting responsibilities required of a Section 16 officer.

In addition to your compensation, you may eligible for some or all of the various benefits offered by Sycamore as described in the information package that you received with this letter. These benefits, of course, may be modified or changed from time to time at the discretion of Sycamore Networks and are governed solely by the applicable plan documents.

As a condition of your employment by Sycamore, it is necessary for you to read, sign, date and have witnessed the enclosed Employee Agreement Regarding Confidentiality and Inventions and return one copy together with a signed copy of this letter on your first day of employment.

This letter, along with the Employee Agreement Regarding Confidentiality and Inventions, constitutes our entire offer regarding the terms and conditions of your prospective employment by Sycamore Networks and supersedes any prior representations or agreements, whether written or oral. Please note that all employees at Sycamore Networks are employed “at will,” which

Sycamore Networks, Inc. - 220 Mill Road - Chelmsford, MA 01824-4144 USA

978.250.2900 — Fax: 978.256.3434

www.sycamorenet.com

means that each employee, as well as the Company, has the right to terminate the employment relationship at any time for any or no reason, with or without cause.

We look forward to your joining us and feel confident the relationship will be mutually rewarding. Please remember to return to Human Resources on your first day of employment the Employee Agreement Regarding Confidentiality and Inventions and the signed original of this offer letter indicating your official start date. If you have any questions, do not hesitate to call.

Sincerely,

/s/ Cheryl L. Moisan
Cheryl L. Moisan Director, Human Resources

Enclosure (1)

1.	Employee Agreement Regarding Confidentiality and Inventions

Signed:	/s/ John B. Scully	Start Date:	9/6/06